Exhibit 99.1

Abbott Reports Second-Quarter 2013 Results

–  Second-Quarter Ongoing EPS of $0.46, Above Previous Guidance Range (GAAP EPS of $0.30)  –

–  Confirms Full-Year 2013 EPS Guidance, Representing Double-Digit Growth  –

–  Emerging Markets Operational Sales Increased More Than 13 Percent  –

Abbott Contacts:

Financial: Brian Yoor (847) 937-6343 Tina Ventura (847) 935-9390 Scott Leinenweber (847) 935-1898 Media: Scott Stoffel (847) 936-9502 Angela Duff (847) 938-6894	ABBOTT PARK, Ill., July 17, 2013 — Abbott today announced financial results for the second quarter ended June 30, 2013.

• Second-quarter adjusted diluted EPS was $0.46, above the previous guidance range; reported diluted EPS from continuing operations under GAAP was $0.30.

• Abbott is confirming its full-year 2013 EPS guidance, representing double-digit growth.

•      Excluding foreign exchange, worldwide sales increased 4.2 percent. Reported sales increased 2.5 percent, including an unfavorable 1.7 percent effect of foreign exchange. Sales were driven by 8.4 percent operational sales growth in Nutrition, including 18.4 percent international growth, and 7.6 percent operational sales growth in Diagnostics.

•      Abbott continued to expand its presence in emerging markets across all business segments. Emerging market sales were $2.3 billion in the second quarter, an increase of 13.4 percent on an operational basis.

• Second-quarter adjusted gross margin ratio of 55.0 percent exceeded previous expectations, driven by strong momentum in Nutrition and Diagnostics. The gross margin ratio under GAAP was 49.7 percent.

•      Abbott launched several new products and initiated new clinical trials in the second quarter. Highlights include 24 new product launches in Nutrition; the first FDA-approved hepatitis C virus (HCV) genotyping test; the initiation of a randomized clinical trial in Japan for Abbott’s bioresorbable vascular scaffold, Absorb™; the approval of XIENCE Xpedition™ in Japan; and the U.S. approval and launch of the TECNIS® Toric 1-Piece Intraocular Lens (IOL) for cataract patients with astigmatism.

•      On July 15, Abbott announced two acquisitions in its Medical Devices business: IDEV Technologies, which expands Abbott’s endovascular portfolio, and OptiMedica, which provides an immediate entry point into the laser cataract surgery market.

“All things considered, including headwinds from foreign exchange and a mixed global economy, this was a good quarter,” said Miles D. White, chairman and chief executive officer, Abbott.

Second-Quarter Business Overview

Following are the sales by business segment for the second quarter and first half of the year, as well as commentary addressing second-quarter sales performance:

Total Company

				% Change vs. 2Q12
	Sales ($ in millions) 2Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales *	1,560	3,886	5,446	(2.8)	7.2	4.8	4.2	2.5
Nutrition	714	990	1,704	(3.1)	18.4	17.4	8.4	7.9
Diagnostics	304	831	1,135	3.4	9.1	6.0	7.6	5.3
Established Pharmaceuticals	—	1,218	1,218	n/a	0.2	(2.3)	0.2	(2.3)
Medical Devices	518	838	1,356	(5.7)	4.2	1.1	0.2	(1.6)

* Total Abbott Sales include Other sales of $33 million.

				% Change vs. 1H12
	Sales ($ in millions) 1H13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales *	3,094	7,730	10,824	(3.0)	6.8	4.4	3.8	2.1
Nutrition	1,433	1,971	3,404	(0.6)	16.6	15.8	8.7	8.3
Diagnostics	596	1,627	2,223	3.2	8.4	5.5	7.0	4.9
Established Pharmaceuticals	—	2,450	2,450	n/a	0.7	(2.1)	0.7	(2.1)
Medical Devices	1,020	1,664	2,684	(9.3)	4.0	1.0	(1.4)	(3.1)

* Total Abbott Sales include Other sales of $63 million.

n/a = Not Applicable.

Note: Operational growth reflects percentage change over the prior year excluding the impact of exchange rates.

Second-quarter 2013 worldwide sales of $5.4 billion increased 4.2 percent on an operational basis, consistent with previous guidance, driven by 8.4 percent operational sales growth in Nutrition, including 18.4 percent international growth, and 7.6 percent operational sales growth in Diagnostics, including 9.1 percent international growth. On a reported basis, sales increased 2.5 percent, including an unfavorable 1.7 percent effect of foreign exchange. Unfavorable exchange was primarily driven by the further weakening of the Japanese yen versus the U.S. dollar.

Sales in emerging markets in the second quarter were $2.3 billion, representing more than 40 percent of Abbott’s total sales, increasing 13.4 percent on an operational basis and 12.7 percent on a reported basis.

Nutrition

				% Change vs. 2Q12
	Sales ($ in millions) 2Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	714	990	1,704	(3.1)	18.4	17.4	8.4	7.9
Pediatric	376	585	961	(3.3)	19.4	19.9	9.3	9.6
Adult	338	405	743	(2.8)	17.1	14.1	7.2	5.7

				% Change vs. 1H12
	Sales ($ in millions) 1H13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	1,433	1,971	3,404	(0.6)	16.6	15.8	8.7	8.3
Pediatric	756	1,193	1,949	(0.5)	20.1	20.5	11.2	11.4
Adult	677	778	1,455	(0.7)	11.7	9.3	5.6	4.4

Worldwide Nutrition sales increased 8.4 percent in the second quarter on an operational basis and 7.9 percent on a reported basis, including an unfavorable 0.5 percent impact of foreign exchange. Total emerging market sales, which represent more than 45 percent of total Nutrition sales, increased strong double digits in the quarter. Abbott’s broad and diverse nutritional product portfolio is comprised of approximately 55 percent of sales in Pediatric Nutrition and 45 percent of sales in Adult Nutrition.

Worldwide Pediatric Nutrition sales increased 9.3 percent on an operational basis and 9.6 percent on a reported basis in the quarter, including a favorable 0.3 percent impact of foreign exchange. International Pediatric Nutrition sales grew 19.4 percent on an operational basis, driven by strong performance in emerging markets as this business continues to execute on geographic expansion initiatives and launch new product innovations. This growth was partially offset by a modest decline in U.S. Pediatric Nutrition largely driven by lower infant formula share in the WIC market segment.

Worldwide Adult Nutrition sales increased 7.2 percent on an operational basis and 5.7 percent on a reported basis in the quarter, including an unfavorable 1.5 percent effect of foreign exchange. Sales growth in the quarter was led by global growth of Ensure® and continued expansion of the adult nutrition market where Abbott is the global leader. International Adult Nutrition sales grew 17.1 percent on an operational basis, driven by strong growth in emerging markets. U.S. Adult Nutrition sales growth was negatively impacted by Abbott’s exit from certain non-core business lines as part of the division’s margin improvement initiative.

Nutrition operating margin improved significantly versus the second quarter of 2012 and is ahead of schedule to reach its initial target of 20 percent of sales by 2015.

Abbott expects continued strong sales growth in worldwide Nutrition over the course of the year, driven primarily by geographic expansion initiatives in emerging markets and new product launches in both Pediatric and Adult Nutrition.

Diagnostics

				% Change vs. 2Q12
	Sales ($ in millions) 2Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	304	831	1,135	3.4	9.1	6.0	7.6	5.3
Core Laboratory	171	744	915	(2.6)	8.3	5.0	6.1	3.5
Molecular	52	67	119	7.4	17.7	15.5	13.0	11.8
Point of Care	81	20	101	15.5	15.2	14.8	15.5	15.4

				% Change vs. 1H12
	Sales ($ in millions) 1H13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	596	1,627	2,223	3.2	8.4	5.5	7.0	4.9
Core Laboratory	334	1,464	1,798	(4.1)	8.6	5.5	6.1	3.6
Molecular	100	125	225	4.7	9.7	7.6	7.5	6.3
Point of Care	162	38	200	20.9	0.5	0.2	16.4	16.3

Worldwide Diagnostics sales increased 7.6 percent in the second quarter on an operational basis, including strong double-digit growth in Molecular and Point of Care Diagnostics. Reported sales increased 5.3 percent, including an unfavorable 2.3 percent effect of foreign exchange.

Core Laboratory Diagnostics sales increased 6.1 percent on an operational basis. Reported sales in Core Laboratory Diagnostics increased 3.5 percent, including an unfavorable 2.6 percent of foreign exchange. Operational sales growth was driven by 8.3 percent growth in international sales, driven by continued strong performance in key emerging markets, with sales in China and Russia growing more than 30 percent.

Molecular Diagnostics sales increased 13.0 percent on an operational basis, in line with expectations for accelerated growth. Reported worldwide Molecular sales increased 11.8 percent, including an unfavorable 1.2 percent effect of foreign exchange. Sales were driven by strong infectious disease growth, particularly in emerging markets due to the impact of new tenders, as well as the continued global expansion of the anaplastic lymphoma kinase (ALK) gene test for non-small-cell lung cancer. In June, Abbott received approval for the first FDA-approved hepatitis C virus (HCV) genotyping test in the U.S., which will enable physicians to create a personalized, targeted diagnosis and treatment path to improve clinical outcomes. This test will further expand Abbott’s diagnostic testing options in infectious disease.

Point of Care Diagnostics also contributed to strong sales growth, increasing 15.5 percent on an operational basis and 15.4 percent on reported basis, reflecting minimal impact of foreign exchange. Abbott holds the leadership position in the U.S., where sales increased 15.5 percent driven by continued growth in the U.S. hospital segment and further penetration in physician office labs.

Abbott is continuing the development of six new system platforms across Core Laboratory, Molecular and Point of Care Diagnostics that are designed to improve service to our customers, enhance laboratory productivity, improve efficiency and reduce costs.

Established Pharmaceuticals

				% Change vs. 2Q12
	Sales ($ in millions) 2Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	—	1,218	1,218	n/a	0.2	(2.3)	0.2	(2.3)
Key Emerging Markets	—	590	590	n/a	4.4	2.5	4.4	2.5
Other Markets	—	628	628	n/a	(3.4)	(6.4)	(3.4)	(6.4)

				% Change vs. 1H12
	Sales ($ in millions) 1H13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	—	2,450	2,450	n/a	0.7	(2.1)	0.7	(2.1)
Key Emerging Markets	—	1,175	1,175	n/a	6.5	3.4	6.5	3.4
Other Markets	—	1,275	1,275	n/a	(4.0)	(6.7)	(4.0)	(6.7)

n/a = Not Applicable.

Established Pharmaceuticals sales increased 0.2 percent in the second quarter on an operational basis and decreased 2.3 percent on a reported basis, including an unfavorable 2.5 percent effect of foreign exchange.

Abbott is focused on expanding its presence and building local product portfolios in 14 Key Emerging Markets where access to quality healthcare is expanding. Sales in these Key Emerging Markets increased 4.4 percent on an operational basis and 2.5 percent on a reported basis in the quarter, including an unfavorable 1.9 percent effect of foreign exchange.

Other Markets include developed markets, such as Western Europe and Japan, and other emerging markets globally. Sales in these geographies decreased 3.4 percent on an operational basis and 6.4 percent on a reported basis in the quarter, including an unfavorable 3.0 percent effect of foreign exchange. As expected, sales growth in developed markets continues to be negatively impacted by macroeconomic conditions, including European austerity measures.

Abbott expects Established Pharmaceuticals operational sales growth to improve over the course of the year, primarily driven by continued strong performance in Russia, along with acceleration of growth in India and Brazil due to portfolio expansion and execution of recent tender wins.

Medical Devices

				% Change vs. 2Q12
	Sales ($ in millions) 2Q13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	518	838	1,356	(5.7)	4.2	1.1	0.2	(1.6)
Vascular	286	464	750	(6.8)	4.4	1.3	(0.1)	(2.0)
Diabetes Care	135	191	326	(6.8)	4.1	3.0	(0.7)	(1.3)
Medical Optics	97	183	280	(0.8)	3.7	(1.4)	2.2	(1.2)

Vascular Product Lines:
DES/BVS(a)	128	261	389	(8.7)	5.3	0.5	0.4	(2.7)
Other Coronary Products(b)	50	96	146	0.9	(0.3)	(1.6)	0.1	(0.8)
Endovascular(c)	62	57	119	3.2	4.6	4.9	3.8	4.0

				% Change vs. 1H12
	Sales ($ in millions) 1H13				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total Sales	1,020	1,664	2,684	(9.3)	4.0	1.0	(1.4)	(3.1)
Vascular	562	930	1,492	(13.4)	4.1	1.1	(3.1)	(4.9)
Diabetes Care	268	374	642	(5.3)	3.7	2.5	(0.2)	(0.9)
Medical Optics	190	360	550	(1.3)	3.8	(0.6)	2.0	(0.9)

Vascular Product Lines:
DES/BVS(a)	254	522	776	(12.1)	6.0	1.6	(0.5)	(3.4)
Other Coronary Products(b)	96	196	292	(3.9)	(1.4)	(2.9)	(2.2)	(3.2)
Endovascular(c)	121	113	234	(0.5)	5.9	5.7	2.5	2.4

(a) Includes drug-eluting stents and bioresorbable vascular scaffold (BVS) product portfolio.

(b) Includes guide wires, balloon catheters and other coronary products.

(c) Includes vessel closure, carotid stents and other peripheral products.

Worldwide Medical Devices sales increased 0.2 percent in the second quarter on an operational basis. Reported sales decreased 1.6 percent, including an unfavorable 1.8 percent effect of foreign exchange.

Worldwide Vascular sales were flat on an operational basis, consistent with previous guidance. Reported sales decreased 2.0 percent, including an unfavorable 1.9 percent effect of foreign exchange. International Vascular sales comprise more than 60 percent of total Vascular sales and increased 4.4 percent operationally, driven by new product introductions, including recent international launches of XIENCE Xpedition, Abbott’s new drug-eluting stent, and Absorb, the world’s first coronary bioresorbable vascular scaffold (BVS), as well as the XIENCE PRIME™ small vessel launch in Japan. Sales increases in Endovascular and MitraClip®, Abbott’s first-in-class device for the treatment of mitral regurgitation, also contributed to international sales growth in the quarter. U.S. Vascular sales were impacted by pricing pressure and a decline in procedures due to market conditions, partially offset by a year-over-year increase in market share as a result of XIENCE Xpedition launch. The overall Vascular sales growth rate in the second quarter improved when compared to the first-quarter 2013 growth rate.

Abbott expects worldwide sales growth to improve over the course of the year, with the continued uptake of XIENCE Xpedition in the U.S., the launch of XIENCE Xpedition in Japan, which was announced last week, and continued international penetration of new products, MitraClip and Absorb. On July 15, Abbott announced the acquisition of IDEV Technologies, which complements Abbott’s existing portfolio of endovascular products with a best-in-class technology, designed to treat patients with peripheral artery disease. Abbott expects to complete the acquisition before the end of 2013.

Worldwide Diabetes Care sales decreased 0.7 percent on an operational basis, consistent with previous guidance. Reported sales decreased 1.3 percent, including an unfavorable 0.6 percent effect of foreign exchange. Outside of the U.S., sales growth was driven by continued uptake of our FreeStyle InsuLinx® meter and share gains in emerging markets, including Saudi Arabia, where Abbott was recently selected as the exclusive supplier for the National Diabetes Awareness Program. As expected, U.S. sales were impacted by market pricing and reimbursement pressures, partially offset by continued share gains in the hospital and retail segments, where Abbott maintains a leadership position. Abbott continues to invest in a next-generation sensing technology that is expected to be initially launched in the European market in the second half of 2014.

Worldwide Medical Optics sales increased 2.2 percent on an operational basis, consistent with previous guidance. Reported sales declined 1.2 percent, including an unfavorable 3.4 percent effect of foreign exchange. Cataract sales, which represent 60 percent of total Medical Optics sales, increased high-single digits, outpacing the market, including continued double-digit growth in emerging markets. This growth was partially offset by a decline in refractive sales driven by continued soft market conditions. Abbott expects Medical Optics performance to improve in the second half of the year driven by new product introductions in the cataract segment, including the recent launch of TECNIS OptiBlue® IOL in Japan, which provides Abbott access to the largest segment of the Japan market, and TECNIS Toric IOL in the U.S. for patients with astigmatism, which enables Abbott to compete in the fastest-growing premium segment of the IOL market. The expected launch of TECNIS Preloaded IOL in the U.S. also will contribute to growth over the course of the year. On July 15, Abbott announced the acquisition of OptiMedica, which will allow Abbott to expand its vision care business into the rapidly developing laser-assisted cataract surgery market. Abbott expects to complete the acquisition before the end of 2013.

Abbott confirms full-year 2013 guidance

Abbott is confirming ongoing earnings-per-share guidance for the full year 2013 of $1.98 to $2.04. Abbott forecasts net specified items for the full year 2013 of approximately $0.59 per share. Including these net specified items, projected earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) would be $1.39 to $1.45 for the full year 2013. Specified items are primarily associated with intangible amortization expense, cost reduction initiatives, and the impact in the first quarter of the favorable effect of U.S. tax law changes enacted in 2013 related to 2012 results.

Abbott declares 358th quarterly dividend and $3 billion share repurchase program

On June 14, 2013, the board of directors of Abbott declared the company’s quarterly common dividend of $0.14 per share. Abbott’s cash dividend is payable Aug. 15, 2013, to shareholders of record at the close of business on July 15, 2013. The board of directors also authorized the repurchase of up to $3 billion of Abbott’s common shares, as market conditions warrant and subject to regulatory considerations.

About Abbott

Abbott (NYSE: ABT) is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 70,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Abbott will webcast its live second-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,’’ to our Annual Report on Securities and Exchange Commission Form 10-K/A for the year ended Dec. 31, 2012, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	2Q13	2Q12	% Change
Net Sales	$5,446	$5,313	2.5

Cost of products sold, excluding amortization expense	2,545	2,370	7.4
Amortization of intangible assets	197	195	1.0
Research and development	363	370	(2.2)
Selling, general, and administrative	1,714	1,814	(5.5)
Total Operating Cost and Expenses	4,819	4,749	1.5

Operating earnings	627	564	11.2

Net interest expense	23	64	(63.3)
Net foreign exchange (gain) loss	11	(25)	n/m
Other (income) expense, net	(8)	(5)	n/m
Earnings from Continuing Operations before taxes	601	530	13.5

Taxes on Earnings from Continuing Operations	125	119	5.1
Net Earnings from Continuing Operations	476	411	15.9

Earnings from Discontinued Operations, net of taxes	—	1,314	n/m

Net Earnings	$476	$1,725	(72.4)

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$724	$689	5.2	1)

Diluted Earnings per Common Share from Continuing Operations	$0.30	$0.26	15.4

Diluted Earnings per Common Share from Discontinued Operations	—	$0.82	n/m

Diluted Earnings per Common Share	$0.30	$1.08	(72.2)

Diluted Earnings per Common Share from Continuing Operations, Excluding Specified Items, as described below	$0.46	$0.43	7.0	1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,577	1,589

1)             2013 Net Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $248 million, or $0.16 per share, for intangible amortization expense, cost reduction initiatives and other costs.

2012 Net Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $278 million, or $0.17 per share, for intangible amortization expense, specified items previously identified in Abbott’s earnings release dated July 18, 2012, related to Abbott’s continuing operations, certain costs that transferred or will be charged to AbbVie, and an interest expense adjustment to reflect Abbott’s capital structure after the separation of AbbVie, as detailed in the 8-K dated April 16, 2013.

NOTES:

(a)         See tables on page 11 for an explanation of certain non-GAAP financial information.

(b)         “Discontinued Operations” reflect the operations of the AbbVie business, which became an independent company on  Jan.1, 2013.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Half Ended June 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	1H13	1H12	% Change
Net Sales	$10,824	$10,597	2.1

Cost of products sold, excluding amortization expense	4,977	4,729	5.2
Amortization of intangible assets	396	404	(2.0)
Research and development	709	734	(3.5)
Selling, general, and administrative	3,500	3,656	(4.3)
Total Operating Cost and Expenses	9,582	9,523	0.6

Operating earnings	1,242	1,074	15.7

Net interest expense	49	130	(62.1)
Net foreign exchange (gain) loss	40	(10)	n/m
Other (income) expense, net	(2)	(39)	n/m
Earnings from Continuing Operations before taxes	1,155	993	16.4

Taxes on Earnings from Continuing Operations	134	231	(41.7)	1)
Net Earnings from Continuing Operations	1,021	762	33.9

Earnings from Discontinued Operations, net of taxes	—	2,205	n/m

Net Earnings	$1,021	$2,967	(65.4)

Net Earnings from Continuing Operations Excluding Specified Items, as described below	$1,399	$1,334	4.9	2)

Diluted Earnings per Common Share from Continuing Operations	$0.64	$0.47	36.2

Diluted Earnings per Common Share from Discontinued Operations	—	$1.38	n/m

Diluted Earnings per Common Share	$0.64	$1.85	(65.4)

Diluted Earnings per Common Share from Continuing Operations, Excluding Specified Items, as described below	$0.88	$0.83	6.0	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,582	1,589

1)             2013 Taxes on Earnings from Continuing Operations include a favorable adjustment to tax expense of $103 million, or $0.07 per share, for the impact in the first quarter of U.S. tax law changes enacted in 2013 related to 2012 results. This favorable item has been classified as a specified item and excluded from ongoing results, as discussed below.

2)             2013 Net Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $481 million, or $0.31 per share, for intangible amortization expense, cost reduction initiatives and other costs. These items were partially offset by the favorable adjustment to tax expense of $103 million, or $0.07 per share, for the impact in the first quarter of U.S. tax law changes enacted in 2013 related to 2012 results.

2012 Net Earnings from Continuing Operations Excluding Specified Items excludes after-tax charges of $572 million, or $0.36 per share, for intangible amortization expense, specified items previously identified in Abbott’s earnings release dated July 18, 2012, related to Abbott’s continuing operations, certain costs that transferred or will be charged to AbbVie, and an interest expense adjustment to reflect Abbott’s capital structure after the separation of AbbVie, as detailed in the 8-K dated April 16, 2013.

NOTES:

(c)          See tables on page 12 for an explanation of certain non-GAAP financial information.

(d)         “Discontinued Operations” reflect the operations of the AbbVie business, which became an independent company on  Jan.1, 2013.

n/m = Percent change is not meaningful.

Non-GAAP Reconciliation of Financial Information

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

Second Quarter Ended June 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	2Q13
	As reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$197	$(197)	—
Gross Margin	$2,704	$291	$2,995	55.0%
R&D	$363	$(8)	$355	6.5%
SG&A	$1,714	$(17)	$1,697	31.2%
Earnings from Continuing Operations before taxes	$601	$316	$917
Net Earnings from Continuing Operations	$476	$248	$724
Diluted Earnings per Share from Continuing Operations	$0.30	$0.16	$0.46

Specified items reflect intangible amortization expense of $197 million and cost reduction initiatives and other costs of $119 million.

	2Q12
	As reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$195	$(195)	—
Gross Margin	$2,748	$220	$2,968	55.9%
R&D	$370	$(3)	$367	6.9%
SG&A	$1,814	$(120)	$1,694	31.9%
Net Interest Expense	$64	$(34)	$30
Earnings from Continuing Operations before taxes	$530	$377	$907
Net Earnings from Continuing Operations	$411	$278	$689
Diluted Earnings per Share from Continuing Operations	$0.26	$0.17	$0.43

Specified items include intangible amortization expense of $195 million; $148 million for specified items previously identified in Abbott’s earnings release dated July 18, 2012, related to Abbott’s continuing operations, the removal of certain corporate costs that transferred to AbbVie in the separation and  certain costs that will be charged to AbbVie under transition service agreements; and $34 million for an adjustment to interest expense to reflect Abbott’s capital structure after the separation of AbbVie, as detailed in the 8-K dated April 16, 2013.

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

First Half Ended June 30, 2013 and 2012

(in millions, except per share data)

(unaudited)

	1H13
		Specified Items
	As reported (GAAP)	Tax Expense Adjustment	Other	As Adjusted	% to Sales

Intangible Amortization Expense	$396	—	$(396)	—
Gross Margin	$5,451	—	$544	$5,995	55.4%
R&D	$709	—	$(5)	$704	6.5%
SG&A	$3,500	—	$(48)	$3,452	31.9%
Net Foreign Exchange (Gain)/Loss	$40	—	$(15)	$25
Other (Income)/Expense	$(2)	—	$(3)	$(5)
Earnings from Continuing Operations before taxes	$1,155	—	$615	$1,770
Net Earnings from Continuing Operations	$1,021	$(103)	$481	$1,399
Diluted Earnings per Share from Continuing Operations	$0.64	$(0.07)	$0.31	$0.88

Tax Expense Adjustment is the tax benefit recorded in the first quarter for the impact of U.S. tax law changes enacted in 2013 related to 2012 results. Other specified items reflect intangible amortization expense of $396 million and cost reduction initiatives and other costs of $219 million.

	1H12
	As reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$404	$(404)	—
Gross Margin	$5,464	$457	$5,921	55.9%
R&D	$734	$(2)	$732	6.9%
SG&A	$3,656	$(246)	$3,410	32.2%
Net Interest Expense	$130	$(72)	$58
Earnings from Continuing Operations before taxes	$993	$777	$1,770
Net Earnings from Continuing Operations	$762	$572	$1,334
Diluted Earnings per Share from Continuing Operations	$0.47	$0.36	$0.83

Specified items include intangible amortization expense of $404 million; $301 million for specified items previously identified in Abbott’s earnings release dated July 18, 2012, related to Abbott’s continuing operations, the removal of certain corporate costs that transferred to AbbVie in the separation and certain costs that will be charged to AbbVie under transition service agreements; and $72 million for an adjustment to interest expense to reflect Abbott’s capital structure after the separation of AbbVie, as detailed in the 8-K dated April 16, 2013.

Tax Rate Reconciliation

	2Q13
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	601	125	20.8%
Specified Items	316	68	21.5%
Excluding specified items	917	193	21.0%

	2Q12
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	530	119	22.4%
Specified Items	377	99	26.3%
Excluding specified items	907	218	24.0%

1)             Pre-Tax Income from Continuing Operations.

	1H13
(dollars in millions)	Pre-Tax Income 2)	Taxes on Earnings	Tax Rate
As reported (GAAP)	1,155	134	11.6%
Specified Items	615	237	38.6	% 3)
Excluding specified items	1,770	371	21.0%

	1H12
(dollars in millions)	Pre-Tax Income 2)	Taxes on Earnings	Tax Rate
As reported (GAAP)	993	231	23.2%
Specified Items	777	205	26.4%
Excluding specified items	1,770	436	24.6%

2)             Pre-Tax Income from Continuing Operations.

3)             Specified Items include a favorable adjustment to tax expense of $103 million for the impact in the first quarter of U.S. tax law changes enacted in 2013 related to 2012 results.

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